SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report:
July 28, 2005
(Date of earliest event reported)
SYBASE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16493 (Commission File Number)	94-2951005 (I.R.S. Employer Identification Number)
One Sybase Drive
Dublin, CA 94568
(Address of principal executive offices)
Registrant’s telephone number, including area code: (925) 236-5000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1: Registrant’s Business and Operations
Item 1.01. Entry Into a Material Definitive Agreement
On July 28, 2005, Sybase, Inc., a Delaware corporation (“Sybase”), Ernst Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Sybase (“Merger Sub”), and Extended Systems Incorporated, a Delaware corporation (“Extended Systems”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), as announced in the attached press release. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Extended Systems (the “Merger”), with Extended Systems continuing after the merger as the surviving corporation and a wholly owned subsidiary of Sybase.
Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.001 per share, of Extended Systems (“Extended Systems Common Stock”), except for dissenting shares, will be converted into the right to receive $4.460847 in cash, without interest (“Merger Consideration”) on the terms specified in the Merger Agreement. Additionally, at the effective time of the Merger, each outstanding option to purchase Extended Systems Common Stock issued pursuant to Extended Systems’ stock option plans, whether vested or unvested, by virtue of the Merger and without any action on the part of the holder, shall be entitled to receive a cash amount equal to (i) $4.460847 minus (ii) the exercise price payable in respect of such Extended Systems Common Stock issuable under such Extended Systems stock option (it being understood that if the exercise price of any option exceeds $4.460847, the cash amount with respect to such option shall be zero).
Sybase, Merger Sub and Extended Systems have made customary representations, warranties and covenants in the Merger Agreement, including covenants by Extended Systems, among others, (i) to, during the interim period between the execution of the Merger Agreement and consummation of the Merger, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) not to engage in certain kinds of transactions during such period, (iii) to call, hold and convene an annual or special meeting of its stockholders for the purpose of acting on the approval and adoption of this Agreement and approving the Merger, (iv) for its board of directors to recommend the adoption and approval of the Merger Agreement and approval of the Merger by the Company’s stockholders, (v) not to solicit, initiate or knowingly encourage, facilitate or induce the making, submission or announcement of any acquisition proposal, (vi) subject to certain exceptions, not to participate in any negotiations or discussions with any person (other than Sybase and its representatives) regarding, or furnish to any person (other than Sybase and its representatives) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any acquisition proposal; (vii) approve, endorse or recommend any acquisition proposal; or (viii) enter into any contract, agreement, commitment or other binding understanding or undertaking (including any such item that is a letter of intent or similar document) contemplating or otherwise relating to any acquisition transaction.
The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other parties to the Merger Agreement and such representations and warranties should not be relied on by any other person.
The transactions contemplated by the Merger Agreement are subject to the approval of Extended Systems’ stockholders, any required antitrust clearance and other specified closing conditions.
The Merger Agreement contains certain termination rights for both Sybase and Extended Systems, and further provides that, after termination of the Merger Agreement under specified circumstances, Extended Systems must pay Sybase a termination fee of $3 million. In another circumstance, after termination of the Merger Agreement, Extended Systems may be obligated to pay Sybase out-of-pocket fees and expenses not to exceed $500,000; provided, however, in no event shall the total of the termination fee plus Sybase out-of-pocket expenses for which Extended Systems is obligated to pay exceed $3.0 million.
The Merger is expected to close in the fourth quarter of calendar 2005, although there can be no assurances that the Merger will close in that time period if at all.
A copy of the press release issued by Sybase is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.
Section 9: Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits
     (c) Exhibits

Exhibit No.	Description
99.1	Press release issued by Sybase, Inc. dated July 29, 2005

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYBASE, INC.
Date: July 29, 2005	By:	/s/ Daniel R. Carl
	Name:	Daniel R. Carl
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by Sybase, Inc. dated July 29, 2005